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EXHIBIT (d)(2)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

JNI CORPORATION AMENDED AND RESTATED
1999 STOCK OPTION PLAN

        This memorandum contains information regarding the JNI Corporation Amended and Restated 1999 Stock Option Plan, pursuant to which shares of the Common Stock of JNI Corporation (the "Company") may be offered to eligible persons providing services to the Company or any parent corporation, subsidiary corporation or affiliate of the Company (each a "Participating Company").

        Upon written or oral request, the Company will provide without charge, to each person to whom a copy of this memorandum is delivered, a copy of the Company's Registration Statement by which the securities described in this memorandum are registered and copies of the documents that have been incorporated by reference in the Company's Registration Statement (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Upon written or oral request, the Company will also provide without charge, to each person to whom a copy of this memorandum is delivered, an additional copy of this memorandum, a copy of the Company's annual report to stockholders for its latest fiscal year, and a copy of all reports, proxy statements and other communications distributed to its stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders generally. Such requests should be directed to the Chief Financial Officer, JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, California 92130, (858) 523-7000. Alternatively, you may find the Registration Statement, reports, proxy statements and other information regarding the Company filed electronically with the Securities and Exchange Commission at its web site. The address of the Commission's web site is http://www.sec.gov.

        Except for the person set forth in the foregoing paragraph, no person has been authorized to give any information or make any representations, other than those contained in this prospectus, in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

The date of this prospectus is May 31, 2001.

i

STOCKHOLDER RIGHTS		8
30.	Do I become a stockholder when I receive an option?	8
31.	When do I have rights as a stockholder?	8
32.	What information will I receive as an option holder?	8
TRANSFERABILITY OF OPTIONS		8
33.	Can I assign or transfer my options?	8
EFFECTS OF CORPORATE TRANSACTIONS		8
34.	What happens if there is a change in the Company's capital structure?	8
35.	What is a "change in control"?	9
36.	What happens to my option if there is a change in control of the Company?	9
37.	What happens if my service is terminated after a change in control of the Company?	9
STOCK SALES		9
38.	When may I sell the Shares that I receive by exercising my option?	9
39.	Do I pay brokerage commissions on the purchase of Shares under the Plan or when I subsequently sell such Shares?	10
TAX TREATMENT OF INCENTIVE STOCK OPTIONS		10
40.	Is the grant to me of an ISO a taxable event?	10
41.	What are the tax consequences of my exercise of an ISO?	10
42.	Is my subsequent sale of Shares acquired pursuant to an ISO a taxable event?	10
43.	What are long-term and short-term capital gains?	11
44.	Will any amounts be withheld from my paycheck to cover my tax liability?	11
45.	Will I owe any other taxes?	11
46.	Who can I talk to about my specific tax situation?	11
47.	Does the Company receive a tax deduction?	11
TAX TREATMENT OF NONSTATUTORY STOCK OPTIONS		11
48.	Is the grant to me of an NSO a taxable event?	12
49.	What are the tax consequences of my exercise of an NSO?	12
50.	Is my subsequent sale of Shares acquired pursuant to an NSO a taxable event?	12
51.	What are long-term and short-term capital gains?	12
52.	Will any amounts be withheld from my paycheck to cover my tax liability?	12
53.	Will I owe any other taxes?	12
54.	Who can I talk to about my specific tax situation?	13
55.	Does the Company receive a tax deduction?	13
FEDERAL SECURITIES LAWS AFFECTING PARTICIPANTS		13
56.	What is Section 16(b)?	13
57.	What is Rule 10b-5?	13
58.	What is Rule 144?	13
PLAN ADMINISTRATION		14
59.	Who administers the Plan?	14
60.	What is the term of the Board?	14

ii

AMENDMENT OR TERMINATION OF THE PLAN		14
61.	Can the Plan be amended or terminated?	14
62.	How long can the Plan remain in effect?	14
OTHER INFORMATION		14
63.	Where can I get additional information?	14
64.	Can anyone at the Company provide me with tax advice?	15
65.	What documents are incorporated by reference in this prospectus?	15

iii

QUESTIONS & ANSWERS ABOUT
THE JNI CORPORATION AMENDED AND RESTATED 1999 STOCK OPTION PLAN

        The purpose of this prospectus is to provide you with a summary of the terms of the JNI Corporation Amended and Restated 1999 Stock Option Plan. Should any inconsistency exist between the following description and the actual terms of the Plan or your Stock Option Agreement, the terms of the Plan and your Stock Option Agreement control.

INTRODUCTION

1.
What special terms do I need to know in reading this prospectus?

  Certain terms that are used throughout this prospectus are defined here:

  "Board" means the Company's board of directors.

  "Code" means the Internal Revenue Code of 1986, as amended, and applicable regulations.

  "Company" means JNI Corporation, a Delaware corporation, or any successor corporation.

  "Participating Company" means the Company, any parent corporation of the Company within the meaning of Section 424(e) of the Code, or any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

  "Participating Company Group" means all corporations collectively which are Participating Companies.

  "Plan" means the JNI Corporation Amended and Restated 1999 Stock Option Plan.

  "Share" means a share of the common stock of the Company, as adjusted from time to time as described in Q&A 34.

  "10% Stockholder" means a person who, at the time of grant of an option to that person, owns stock possessing more than 10% of the total combined voting power of all classes of stock of any Participating Company.

2.
What is the purpose of the Plan?

  The Company adopted the Plan to promote the interests of the Participating Company Group and its stockholders by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest in the Company, as an incentive to attract, retain, motivate and reward persons performing services for the Participating Company Group. Under the Plan, the Company may grant options to purchase the Shares at a specified price to employees, consultants and directors selected by the Board.

3.
What is a stock option?

  A stock option gives the option holder the right to purchase a specified number of Shares within a specified time period at a price determined at the time the option is granted. The exact number and price of Shares your option entitles you to purchase is set forth in your Stock Option Agreement.

4.
Are there different types of stock options?

  Yes. The Plan authorizes both incentive stock options, which must meet certain requirements under Section 422 of the Code ("ISOs"), and nonstatutory stock options ("NSOs"), which do not have to meet those requirements. An ISO is a type of option that may provide for special tax treatment, which an NSO does not provide this treatment. Your Stock Option Agreement will indicate whether your option is intended to be an ISO or an NSO. Please be aware, however, that due to limitations imposed on ISOs by the Code, an option initially intended to be an ISO may not in fact qualify, and may instead be an NSO in full or in part. For example, taking into account in the aggregate all of your options designated as ISOs, if the aggregate exercise price of the shares which become exercisable for the first time in a given calendar year exceeds $100,000, these options will likely not qualify in full as ISOs. If this applies to you, you should contact the Company's chief financial officer or his or her designee to ascertain which portion, if any, of your options do not qualify as ISOs. See Q&A 22 for a further explanation of this $100,000 limit. See Q&As 40 through 55 regarding the major federal income tax consequences of ISOs and NSOs.

5.
What are the benefits of receiving a stock option?

  If the value of the Company increases, then the value of the Company's stock and the value of your option should increase proportionately. Since your option gives you the right to purchase Shares of the Company at a fixed price during the period specified in your Stock Option Agreement, you may ultimately profit from any increase in the value of the Shares. If you choose to exercise your option, then, as a stockholder, you will become one of the Company's owners and will have the right to receive any dividends paid on your Shares and all communications sent to the Company's common stockholders, attend all stockholder meetings and vote upon all matters presented to the stockholders at such meetings. However, once you purchase Shares, you also bear the risk that the market price of those Shares will decline and that you may incur a loss if you need to sell your Shares.

6.
What is the total number of Shares that may be issued under the Plan?

  A total of 3,812,800 Shares have been authorized by the Company's stockholders for issuance under the Plan. Shares issued under the Plan may be authorized but unissued Shares or reacquired Shares.

7.
Is the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA")?

  No. The Plan is not subject to ERISA.

ELIGIBILITY & PARTICIPATION

8.
Am I eligible to receive options under the Plan?

  You are eligible to receive options under the Plan if you are a current or prospective (pursuant to a written offer of employment) employee, consultant or director of the Participating Company Group. Only employees may be granted ISOs. If you are not an employee on the effective date of grant of your option, you may be granted only NSOs.

9.
Do I need to enroll in the Plan?

  No. You do not need to enroll in the Plan in order to receive a stock option grant. The decision to grant or not to grant an option to any particular eligible person is solely within the discretion of the Board or a committee of the Board.

GRANT OF OPTIONS

10.
What is the Date of Option Grant?

  The "Date of Option Grant" is the day that the Company grants you an option to purchase Shares unless the Board specifies a later effective date. Your Date of Option Grant is stated in your Stock Option Agreement.

11.
How many Shares does my option cover?

  The number of Shares covered by your option is determined by the Board at its discretion. If you are granted an option, the number of Shares subject to your option is stated in your Stock Option Agreement.

  However, no employee may be granted one or more option within any fiscal year of the Company which in the aggregate are for the purchase of more than 750,000 Shares ("Section 162(m) Grant Limit"). An option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

12.
What is the Option Expiration Date?

  The "Option Expiration Date" is the last day on which you may exercise your option, as specified in your Stock Option Agreement. Typically, the Option Expiration Date is the date ten years after your Date of Option Grant, unless your Stock Option Agreement provides otherwise. However, if your option is an ISO and you are a 10% Stockholder, the Option Expiration Date is the date five years after your Date of Option Grant. Your option may terminate sooner than the Option Expiration Date if your service with the Participating Company Group terminates or if there is a "change in control" of the Company. See Q&A 28 regarding the effects of termination of service and Q&As 35, 36 and 37 regarding the effects of a change in control of the Company.

13.
Must I sign a Stock Option Agreement?

  Yes. The Plan provides that no option is valid or a binding obligation of the Company unless evidenced by a fully executed Stock Option Agreement. Your signature on your Stock Option Agreement serves this purpose.

VESTING

14.
What are the vesting provisions of my option?

  Your Stock Option Agreement states the rate at which your option vests and becomes exercisable. Most options granted under the Plan provide for vesting over a period of four years after the grant date. Under the typical option, 1/4th of the Shares subject to the option vest on the first anniversary of the Date of Option Grant specified in the Stock Option Agreement (or the "Initial Vesting Date"), and the remainder of the Shares vest at a rate of 1/48th per month thereafter provided that your service with the Participating Company Group does not terminate. However, your Stock Option Agreement may provide for a different vesting schedule.

15.
Does my termination from service affect the vesting of my option?

  Yes. Upon your termination of service with the Participating Company Group, your vesting will stop and the vested percentage of your option will depend on your length of service at the date of your termination.

OPTION EXERCISE

16.
What is my option exercise date?

  The exercise date is the day that you exercise your option to purchase Shares.

17.
When may I exercise my option?

  You may exercise your option to purchase vested Shares on or after the date stated in your Stock Option Agreement and prior to the Option Expiration Date. If you were granted an option as a prospective employee or prospective consultant, you may not in any event exercise your option prior to the date on which your service commences.

18.
How many Shares may I purchase?

  When you exercise your option, you may purchase up to a number of Shares equal to the number of Shares subject to your option multiplied by your vested percentage, less the number of Shares you previously acquired by exercising your option. See Q&As 12 and 14 for a discussion of the Option Expiration Date and vesting.

19.
How do I exercise my option?

  Unless you exercise your option through a designated stock broker program (as described below), you must exercise your option by giving written notice to the Company and paying the exercise price for the Shares you are purchasing. The notice must state your election to exercise the option, the number of whole Shares of the Company stock you are purchasing and any other information required by your Stock Option Agreement. You must sign the written notice and deliver it in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company or other authorized representative of the Participating Company Group. You must deliver the written notice and your exercise price payment prior to the termination of the option. You must also make appropriate arrangements with the Company for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the option exercise. See Q&A 21 for authorized forms of payment and Q&A 52 for a discussion of tax withholding.

20.
What is the exercise price of my option?

  The exercise price of your option is stated in your Stock Option Agreement. This price was established when your option was granted. As required by the Internal Revenue Code, the Plan provides that if your option is an ISO the exercise price per Share may not be less than the fair market value of a Share on the Date of Option Grant. However, if you are a 10% Stockholder and your option is an ISO, then the exercise price per Share may not be less than 110% of the fair market value of a Share on the Date of Option Grant. If your option is an NSO, the Plan provides that the exercise price per Share may not be less than 85% of the fair market value of a Share on the Date of Option Grant, although the Company typically grants NSOs with an exercise price equal to the fair market value of a Share on the Date of Option Grant.

  For the purpose of establishing the exercise price under your option, generally the closing price of a Share on the Date of Option Grant, as quoted on the Nasdaq National Market, is treated as the "fair market value."

21.
How may I pay for my Shares when I exercise my option?

  Generally, you may pay the exercise price to purchase Shares under your option by any combination of the following methods:

  1.
  Cash or check.

  2.
  By tender to the Company, or attestation to the ownership, of shares of the Company's common stock you own which have a fair market value not less than the exercise price. This method of payment may not be used unless you either have owned the tendered shares for more than 6 months or did not acquire the shares directly or indirectly from the Company. This is sometimes referred to as a "stock swap" exercise.

  3.
  By means of a "cashless exercise." A "cashless exercise" for this purpose means the delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares being acquired upon the exercise of the option. A form of cashless exercise is often referred to as "same-day sale."

  4.
  By a promissory note in a form approved by the Company.

  The Board may at any time or from time to time grant options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

22.
Is there a limitation on the number of shares for which an ISO may become exercisable in any one calendar year?

  Yes. The aggregate fair market value of the Shares (determined at the date of grant) for which an option may become exercisable in any calendar year as an ISO under the federal tax laws may not exceed $100,000. To the extent you hold two or more ISOs that become exercisable in the same calendar year, options designated as ISOs are taken into account in the order in which they are granted. Options or portions of options that do not qualify as ISOs under the federal tax laws by reason of this dollar limitation may nevertheless be exercised as NSOs in the calendar year in which they become exercisable.

23.
Are there any other circumstances that might limit my right to exercise my option?

  Yes. You will not be permitted to exercise your option at any time that the Company's issuance of Shares to you would violate any applicable securities law or other law. The Company will not be liable to you for any failure to issue Shares to you if that failure results from the Company's inability to obtain any required authorization from a regulatory body whose authorization is necessary for the Company to lawfully issue the Shares.

24.
Will I receive stock certificates for the Shares that I purchase?

  Except in the case where you pay the exercise price by means of a cashless exercise or you participate in a designated broker program established by the Company, you will receive a certificate for the Shares you have purchased. The certificate will be registered in your name, or, if applicable, in the names of your heirs. If you participate in a designated broker program established by the Company, the Shares that you purchase will be credited electronically to an account in your name with the designated broker. However, you may request that the broker instruct the Company's transfer agent to issue a stock certificate for your Shares.

EMPLOYMENT STATUS

25.
If I receive an option under the Plan will it affect the terms of my employment?

  No. Unless you have a written employment contract with the Company providing otherwise, your employment is "at-will." This means that either you or your employer has the right to end your employment relationship at any time, for any reason, with or without cause. If you receive an option under the Plan, it will not affect your "at-will" relationship with the Company.

26.
What happens if I take a leave of absence?

  Generally, if you take an approved leave of absence, including military leave or sick leave, of 90 days or less, your service for Plan purposes will continue. However, if your leave of absence exceeds 90 days, unless your right to return to employment with the Company is guaranteed by law or by contract, your service shall be deemed terminated on the 91st day of such leave. Unless otherwise designated by the Company or required by law, your leave of absence will not be treated as service for purposes of vesting. See Q&A 14 for a discussion of vesting.

TERMINATION OF SERVICE

27.
What service counts for purposes of the Plan?

  "Service" for Plan purposes means your employment or service as an employee, a consultant, or a director of the Participating Company Group. Your service is not treated as terminating merely because of a change in the capacity in which you render service to the Participating Company Group or a change in the Participating Company for which you render such service, provided that there is no interruption or termination of your service. Your service will be deemed terminated either upon an actual termination of your service or upon the corporation for which you perform services ceasing to be a Participating Company.

28.
What happens to my option if my service terminates?

  With certain exceptions described below, if your service terminates, you will generally have three (3) months from the date of your termination of service (but in no event later than the Option Expiration Date) in which to exercise the vested portion of your option.

  If your service terminates due to your disability or death, you (or your estate) will generally have twelve (12) months following termination (but in no event later than the Option Expiration Date) to exercise the vested portion of your option. However, the effect of your termination of service is specified in your Stock Option Agreement, and, to the extent the provisions of the Stock Option Agreement differ from the terms described above, the terms of your Stock Option Agreement will control.

  If the exercise of your option within the applicable time periods set forth above is prevented by securities law as described in Q&A 23, your option will generally remain exercisable until thirty (30) days after the date you are notified by the Company that the Option is exercisable (or such longer period of time as determined by the Board, but in no event later than the Option Expiration Date).

  If a sale within the applicable time periods set forth above of shares acquired by the exercise of your option will subject you to a suit under Section 16(b) of the Securities Exchange Act of 1934, your exercise period may be extended until the earliest of (i) the 10th day following the date on which a sale of such shares would no longer be subject to suit, (ii) the 190th day after your termination of service, or (iii) the Option Expiration Date.

29.
What happens to any Shares I have purchased if my service terminates?

  You are entitled to retain ownership of any vested Shares you have purchased until such time as you decide to sell them. Generally, your option will terminate and you will forfeit any Shares that have not vested or which have not been exercised as of the date your option terminates. See Q&As 15 and 28 for effect of termination of service on vesting and exercisability of option.

STOCKHOLDER RIGHTS

30.
Do I become a stockholder when I receive an option?

  No. You have no rights as a Company stockholder merely by virtue of being an option holder.

31.
When do I have rights as a stockholder?

  You have rights as a Company stockholder on the date you are issued the shares for which your option has been exercised, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment will be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

32.
What information will I receive as an option holder?

  You will be provided with information concerning the Company equivalent to the information generally made available to the Company's common stockholders.

TRANSFERABILITY OF OPTIONS

33.
Can I assign or transfer my options?

  Generally no. During your lifetime, your options can only be exercised by you, your guardian or legal representative. You cannot transfer or assign any option, except by will or by the laws of descent and distribution.

EFFECTS OF CORPORATE TRANSACTIONS

34.
What happens if there is a change in the Company's capital structure?

  If there is a change in the Company's capital structure, the Company will make appropriate adjustments to the number and class of shares subject to the Plan and to the shares and exercise price under your outstanding options. However, the exercise price of your options cannot be reduced to an amount less than the par value, if any, of the shares subject to the option.

  A "change in the Company's capital structure" includes: a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change affecting the Company's Shares.

35.
What is a "change in control"?

  As defined in the Plan, a "change in control" occurs when the Company's stockholders immediately before an "ownership change event" do not retain immediately after that event, in substantially the same proportions as their prior ownership of the Company's voting shares, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the corporation(s) to which the assets of the Company are transferred, as the case may be.

  An "ownership change event" means (i) the direct or indirect sale or exchange by the Company's stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets, or (iv) a liquidation or dissolution of the Company.

36.
What happens to my option if there is a change in control of the Company?

  If a change in control occurs, the surviving, continuing, successor, or purchasing corporation (or parent corporation of any of these) may either assume the Company's rights and obligations under your outstanding option or substitute for your outstanding option a substantially equivalent option for the acquiring corporation's stock. However, to the extent that your option is neither assumed by the acquiring corporation nor exercised as of the date of the change in control it will terminate and cease to be outstanding effective as of the date of the change in control.

37.
What happens if my service is terminated after a change in control of the Company?

  In the event of a change in control where the acquiring corporation has assumed or substituted your Option, and then subsequently (i) your service Terminates without Cause (as defined in the Plan) within 12 months after a change in control of the Company or (ii) your service terminates within 12 months after a change in control of the Company due to the fact that there is a material reduction in your salary (excluding bonuses), employee benefits or other non-cash compensation) without your consent, then in either case your Option shall be accelerated and such Option shall become vested and exercisable with respect to fifty percent (50%) of the unvested portion of such Option on the date of your termination, provided however, that in no event shall an Option be exercisable after your Option Expiration Date.

STOCK SALES

38.
When may I sell the Shares that I receive by exercising my option?

  Generally, you may sell the Shares that you receive at any time after the Shares have been issued in your name. Before you sell any of your Shares, you should discuss the tax implications of the sale with your tax adviser. See Q&As 40 through 55, Tax Treatment of Incentive Stock Options and Tax Treatment of Nonstatutory Stock Options. See also Q&As 56 through 58, Federal Securities Laws Affecting Participants.

39.
Do I pay brokerage commissions on the purchase of Shares under the Plan or when I subsequently sell such Shares?

  You will not pay any brokerage commissions when you exercise your option and purchase shares. However, you will be responsible for paying any brokerage commissions you incur on your subsequent sale of such shares.

TAX TREATMENT OF INCENTIVE STOCK OPTIONS

        The tax consequences arising in connection with options are complex and subject to change. The following summary is only a general guide to the current U.S. federal income tax treatment of ISOs granted under the Plan and does not describe all such possible tax consequences or consequences associated with NSOs. In addition, your particular situation may be such that some variation of the general rules is applicable. For example, the following summary does not describe the tax consequences of certain transactions, such as if Shares are used to exercise an option, if Shares acquired by exercise of an option are sold to certain related parties, or if you acquire substantially identical Shares within the 30-day period before or after your sale of Shares acquired upon exercise of an option. YOU SHOULD CONSULT YOUR OWN TAX ADVISER PRIOR TO THE EXERCISE OF ANY OPTION AND PRIOR TO THE DISPOSITION OF ANY SHARES ACQUIRED UNDER THE PLAN.

40.
Is the grant to me of an ISO a taxable event?

  No. You do not recognize taxable income merely because you are granted an ISO under the Plan.

41.
What are the tax consequences of my exercise of an ISO?

  You will not recognize taxable income for regular tax purposes as a result of your exercise of an ISO. However, when you exercise an ISO, the excess of the fair market value of the Shares on the date of the exercise over the exercise price of the ISO, often referred to as the "spread," is treated as income for purposes of computing your alternative minimum tax, unless you dispose of the Shares in the same calendar year as your exercise.

    EXAMPLE: Adams has an ISO for 1,000 shares with an exercise price of $7 per share. If Adams exercises the option for all 1,000 shares on a day when they are fully vested and the fair market value of the stock is $10 per share, then the spread of $3 per share ($10—$7), or $3,000, is an item of alternative minimum taxable income.

  The Code requires taxpayers to compute the tax due under the alternative minimum tax and to pay that amount with their Form 1040 return if it is greater than the amount due under the regular method of determining income taxes. If you are required to pay alternative minimum tax, you may be entitled to claim certain tax credits against your regular tax obligations in years following the year of option exercise. You may need to pay quarterly estimated tax or increase your income tax withholding from wages to avoid penalties for underpayment of estimated tax. If you are considering exercising an ISO, you should consult your personal tax adviser before exercising your option to determine the alternative minimum tax consequences based on your particular situation.

42.
Is my subsequent sale of Shares acquired pursuant to an ISO a taxable event?

  Yes. When you sell or otherwise dispose of your Shares, your federal income tax consequences will depend on how long you have held the Shares. If you do not dispose of the Shares prior to the later of two years after the date of option grant and one year after the date on which you exercised the option (the "ISO Holding Period"), you will recognize a capital gain (or loss) equal to the amount by which the sale proceeds exceed (or are less than) your adjusted basis in the

  Shares. For regular tax purposes the adjusted basis is generally the exercise price. For alternative minimum tax purposes the adjusted basis is generally the exercise price plus any spread treated as an item of income for alternative minimum tax purposes. The capital gain will be long term capital gain.

  However, if you sell or otherwise dispose of your Shares prior to the end of the ISO Holding Period, then you will generally recognize ordinary income in the year of disposition equal to the lesser of: (1) the difference between the fair market value of the Shares on the date of option exercise and the exercise price you paid, or (2) the actual gain you realized on the disposition (sale proceeds minus the exercise price you paid). Any additional gain in excess of your adjusted basis in the Shares will be taxable as capital gain and any loss will be a capital loss. The applicable capital gain tax rate will depend on the length of your holding period. (See Q&A 43.) For regular tax purposes, your adjusted basis generally will be the sum of the exercise price paid and the amount of ordinary income recognized upon the disqualifying disposition. For alternative minimum tax purposes, your adjusted basis generally will be the sum of the exercise price and any spread treated as an item of income for alternative minimum tax purposes. However, if you dispose of the Shares in the same calendar year as you exercise your option, you will have no income for alternative minimum tax purposes.

43.
What are long-term and short-term capital gains?

  A capital gain or loss will be long-term if you hold the Shares for more than 1 year after your purchase date and short-term if you hold the Shares for 1 year or less after your purchase date. Currently, long-term capital gains are subject to a maximum federal income tax rate of 20%.

44.
Will any amounts be withheld from my paycheck to cover my tax liability?

  Generally, no.

45.
Will I owe any other taxes?

  The above discussion is only a summary of certain aspects of the highly complex U.S. federal income tax rules applicable to ISOs and does not deal with other taxes which may affect you, such as state and local income taxes, federal and state estate, gift and inheritance taxes and taxes of countries other than the United States of America. You should obtain and rely on the advice of your own tax adviser with respect to such matters.

46.
Who can I talk to about my specific tax situation?

  Since the tax implications of stock options can be complex and can vary by individual, we suggest that you contact your tax adviser with questions specific to your situation.

47.
Does the Company receive a tax deduction?

  The Company is not entitled to a tax deduction if you satisfy the ISO Holding Period. If you do not satisfy the ISO Holding Period, the Company will generally be entitled to a tax deduction equal to the ordinary income that you recognize under the rules discussed above, except to the extent such deduction is limited by applicable provisions of the Code.

TAX TREATMENT OF NONSTATUTORY STOCK OPTIONS

        The tax consequences arising in connection with options are complex and subject to change. The following summary is only a general guide to the current U.S. federal income tax treatment of NSOs granted under the Plan and does not describe all such possible tax consequences or consequences associated with ISOs. In addition, your particular situation may be such that some variation of the general rules is applicable. For example, the following summary does not describe the tax consequences of certain transactions, such as if Shares are used to exercise an option, if Shares acquired by exercise of an option are sold to certain related parties, or if you acquire substantially identical Shares within the 30-day period before or after your sale of Shares acquired upon exercise of an option. YOU SHOULD CONSULT YOUR OWN TAX ADVISER PRIOR TO THE EXERCISE OF ANY OPTION AND PRIOR TO THE DISPOSITION OF ANY SHARES ACQUIRED UNDER THE PLAN.

48.
Is the grant to me of an NSO a taxable event?

  No. You do not receive taxable income merely because you are granted an NSO under the Plan.

49.
What are the tax consequences of my exercise of an NSO?

  You will recognize taxable income as a result of your exercise of an NSO. Generally, the amount of that income is determined on your exercise date. At that time, you will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the purchase price you pay for the Shares. If you are an employee or former employee, that ordinary income is treated as wages subject to income and employment tax withholding.

50.
Is my subsequent sale of Shares acquired pursuant to an NSO a taxable event?

  Yes. Your sale of Shares that you acquire pursuant to an NSO is a taxable event. At that time, you will recognize capital gain or loss equal to the difference between the sale proceeds and your adjusted basis in the Shares. The adjusted basis is generally the exercise price you paid plus any spread treated as ordinary income. The applicable capital gain tax rate will depend on the length of your holding period. (See Q&A 51.)

51.
What are long-term and short-term capital gains?

  A capital gain or loss will be long-term if you hold the Shares for more than 1 year after your purchase date and short-term if you hold the Shares for 1 year or less after your purchase date. Currently, long-term capital gains are subject to a maximum federal income tax rate of 20%.

52.
Will any amounts be withheld from my paycheck to cover my tax liability?

  If you are an employee or former employee, when you purchase Shares by exercising your NSO, you must make adequate provision for any federal, state, local or foreign tax withholding obligations. Generally, you will be required to pay directly to the Company or your employer the full amount of your tax withholding obligation at the time you exercise your NSO. If you exercise your NSO in a cashless exercise (same-day sale), you will be required to assign to the Company a portion of your share sale proceeds sufficient to pay your withholding tax. The Company may, but is not required to, withhold from your compensation the amount necessary to meet its tax withholding obligations. If you request, the Company may, but is not obligated to, withhold from the vested Shares otherwise issuable to you on exercise of your option a number of whole Shares having a fair market value on the exercise date not in excess of the minimum amount of tax required to be withheld by law. The Company will not be liable to you for any adverse tax consequences you suffer in connection with this share withholding procedure. The Company has no obligation to deliver Shares of stock until you have satisfied the withholding obligation.

53.
Will I owe any other taxes?

  The above discussion is only a summary of certain aspects of the highly complex U.S. federal income tax rules applicable to NSOs and does not deal with other taxes which may affect you, such as state and local income taxes, federal and state estate, gift and inheritance taxes and taxes of countries other than the United States of America. You should obtain and rely on the advice of your own tax adviser with respect to such matters.

54.
Who can I talk to about my specific tax situation?

  Since the tax implications of stock options can be complex and can vary by individual, we suggest that you contact your tax adviser with questions specific to your situation.

55.
Does the Company receive a tax deduction?

  The Company is generally entitled to a tax deduction equal to the ordinary income that you recognize under the rules discussed above, except to the extent such deduction is limited by applicable provisions of the Code.

FEDERAL SECURITIES LAWS AFFECTING PARTICIPANTS

56.
What is Section 16(b)?

  Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits the recovery by the Company of any profit realized by an "Insider" from each purchase and subsequent sale, or sale and subsequent purchase, of Shares within any period of less than six months. An "Insider" for this purpose is any officer or director of the Company or person who is directly or indirectly the beneficial owner of more than 10% of any class of equity security of the Company that is registered under Section 12 of the Exchange Act. If you are an Insider, you should consult with the Company's general counsel or your own legal adviser prior to the disposition of any Shares in order to ascertain the precise application to your particular situation of your reporting obligations and liability under Section 16(b).

57.
What is Rule 10b-5?

  Rule 10b-5 under the Exchange Act prohibits you from engaging in fraudulent practices in connection with the purchase or sale of securities. This rule generally prohibits you from buying or selling the Company's securities on the basis of material information about the security or the Company which has not yet been released to the public. Before buying or selling any Shares and, in particular, before selling Shares acquired under the Plan, you should consult with the Company's general counsel regarding the applicability of any the Company "trading window" policies prohibiting trading in the Company's stock during specified periods of the year when material inside information is likely to be held prior to its release to the public.

58.
What is Rule 144?

  "Affiliates" of the Company are generally obligated to resell Shares in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Participants in the Plan with the power to manage and direct the policies of the Company, relatives of such participants, and trusts, estates, corporations, or other organizations controlled by such participants may be deemed to be "Affiliates" of the Company.

  Rule 144 requires that sales by Affiliates be effected in "broker transactions" (as defined in Rule 144), and limits the number of Shares that may be sold in any 3-month period to no more than the greater of 1% of the outstanding Shares or the average weekly reported volume of trading in Shares during the 4 calendar weeks preceding the filing of the required notice of the proposed sale. Since the Shares have been registered under the Securities Act, Affiliates selling

  Shares in compliance with Rule 144 are not subject to the holding period requirements of Rule 144.

PLAN ADMINISTRATION

59.
Who administers the Plan?

  The Plan is administered by the Board and/or by a duly appointed committee having such powers as specified by the Board. All questions of interpretation of the Plan or of any option are determined by the Board, whose decisions are final and binding upon all persons having an interest in the Plan.

  The Board may establish a committee of "outside directors" within the meaning of Section 162(m) of the Code to approve any option grant which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m) of the Code.

60.
What is the term of the Board?

  The members of the Board hold office until the expiration of the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal from office.

AMENDMENT OR TERMINATION OF THE PLAN

61.
Can the Plan be amended or terminated?

  Yes. The Board may terminate or amend the Plan at any time. However, without stockholder approval, the Board may not (1) increase the number of shares issuable under the Plan (except in the event of capital changes described above), (2) change the class of persons eligible to receive ISOs, or (3) expand the class of persons eligible to receive NSOs.

  In addition, no termination or amendment of the Plan may adversely affect an option previously granted to you without your consent, unless such termination or amendment is required to enable an option designated as an ISO to qualify as an ISO or is necessary to comply with any applicable law, regulation or rule.

62.
How long can the Plan remain in effect?

  The Plan will remain in effect until either all Shares available for issuance under the Plan have been issued or the Board terminates the Plan, whichever is earlier; provided that all Options must be granted, if at all, before May 24, 2009.

OTHER INFORMATION

63.
Where can I get additional information?

  You can get additional information about the Plan from the Company at JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, California 92130, (858) 523-7000.

64.
Can anyone at the Company provide me with tax advice?

  No. Since the tax implications of your stock option can be complex and can vary on the basis of your individual circumstances, you should contact your own tax adviser with questions specific to your situation.

65.
What documents are incorporated by reference in this prospectus?

  The following documents and information previously filed by the Company with the Securities and Exchange Commission are incorporated by reference in this prospectus:

  •
  The Company's latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Company's latest fiscal year;

  •
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to above;

  •
  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment; and

  •
  The description of the Company's common stock contained in its Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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JNI CORPORATION AMENDED AND RESTATED 1999 STOCK OPTION PLAN
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